Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

S.Y. Bancorp, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.  Our report on the consolidated financial statements contains an explanatory paragraph that refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment in 2006.

Louisville, Kentucky
December 4, 2008